Exhibit 23.1

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the inclusion in the Form 8-K of Gulfport Energy Corporation (“Form 8-K”), of our report dated December 1, 2010, on oil and gas reserves of Gulfport Energy Corporation and its subsidiaries as of December 31, 2009, to all references to our firm in the Form 8-K and to the incorporation by reference of said report in the Registration Statements of Gulfport Energy Corporation on Forms S-8 (File No. 333-135728, effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16, 2001) and on Forms S-3 (File No. 333-168180, effective July 28, 2010; File No. 333-146988, effective November 13, 2007; File No. 333-143659, effective July 18, 2007; and File No. 333-139480, effective January 23, 2007).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E. Senior Vice President

Houston, Texas

December 3, 2010